EXHIBIT B

AGREEMENT OF JOINT FILING

The parties listed below agree that the amendment of Schedule 13D to which this agreement is attached as an exhibit (including any amendments thereto signed by the parties to this joint filing agreement), shall be filed on behalf of each of them. This Agreement is intended to satisfy Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: May 23, 2022

[Signature Page to Joint Filing Agreement]

Blue Ocean Structure Investment Co Ltd

By:	/s/ Xiaoyang Chen
Name: Xiaoyang Chen
Title: Director

Nanjing Ying Peng Hui Kang Medical Industry Investment Partnership (Limited Partnership)

By:	/s/ Lei Wang
Name: Lei Wang
Title: Authorized Signatory

Nanjing Ying Peng Asset Management Co., Ltd.

By:	/s/ Lei Wang
Name: Lei Wang
Title: Executive Director

YAFEI YUAN

By:	/s/ Yafei YUAN
Name: Yafei YUAN

Dendreon Pharmaceuticals LLC

By:	/s/ Yong Zhang
Name: Yong Zhang
Title: Chief Executive Officer

Nanjing Xinjiekou Department Store Co., Ltd.

By:	/s/ Lingyun Zhai
Name: Lingyun Zhai
Title: Chairman of the Board

Sanpower Group Co., Ltd.

By:	/s/ Yafei Yuan
Name: Yafei Yuan
Title: Chairman of the Board